EXHIBIT 99.1

KORU Medical Systems Reports Preliminary Q4 and Full Year 2025 Results; Achieves Record Revenue and Full Year Positive Operating Cash Flow

MAHWAH, NJ – January 12, 2026 – KORU Medical Systems (NASDAQ: KRMD) (“KORU Medical” or the “Company”), a leading medical technology company focused on the development, manufacturing, and commercialization of innovative and patient-centric large volume subcutaneous infusion solutions, today announced preliminary unaudited results for the fourth quarter and full year ended December 31, 2025.

Financial Results (unaudited)

-	Preliminary, unaudited fourth quarter 2025 net revenues expected to be $10.9 million, representing growth of 23% over the prior year period

-	Preliminary, unaudited full year 2025 net revenues expected to be $41.1 million, representing growth of 22% over the prior year

-	Ending cash balance of $8.9 million, representing positive cash flow in the fourth quarter and positive cash flow from operations for the full year.

“We delivered strong fourth quarter results and enter 2026 with solid momentum, driven by continued strength in our core immunoglobulin business and growth in our recurring patient base,” said Linda Tharby, President and CEO of KORU Medical. “Our international expansion strategy is on track, and our recent 510(k) submission for clearance of the Freedom Infusion System for use with Phesgo® represents a key milestone in expanding beyond Ig into oncology. With continued disciplined execution on all aspects of our strategy, we are positioned well for sustainable growth in 2026 and beyond.”

KORU Medical plans to release its fourth quarter and full year 2025 financial results and 2026 guidance in early March 2026. The quarterly and annual preliminary revenue figures included in this press release are subject to adjustment following the completion of review and audit procedures by the Company’s independent registered public accountants.

About KORU Medical Systems

KORU Medical Systems develops, manufactures, and commercializes innovative and patient-centric large volume subcutaneous infusion solutions that improve quality of life for patients around the world. The Freedom Syringe Infusion System (the “Freedom System”) currently includes the Freedom60® and FreedomEdge® Syringe Infusion Drivers, Precision Flow Rate Tubing™ and HigH-Flo Subcutaneous Safety Needle Sets™. The Freedom System, which received its first FDA clearance in 1994, is used for self-administration in the home by the patient and/or delivery in an ambulatory infusion center by a healthcare professional. Through its Pharma Services and Clinical Trials business, KORU Medical provides products for use by biopharmaceutical companies in feasibility/clinical trials during the drug development process and, as needed, is capable of customizing the Freedom System for clinical and commercial use across multiple drug categories. For more information, please visit www.korumedical.com.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties, including but not limited to timing of release of final financial results. Actual results may differ materially from these statements due to potential risks and uncertainties such as those risks and uncertainties included under the captions "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2024 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2025 which are on file with the SEC and available on our website at www.korumedical.com/investors and on the SEC website at www.sec.gov. All information provided in this release and in the attachments is as of January 12, 2026. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.

Investor Contact:

Louisa Smith

investor@korumedical.com